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Loomis Sayles Funds
One Financial Center, Boston, Mass. 02111 (617) 482-2450 Fax (617) 338-0761


July 27, 1992



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

     This is to advise you that Loomis Sayles Funds (the "Fund") has established a new series of shares to be known as the Loomis Sayles Short-Term Bond Fund.
In accordance with the Additional Funds provision in paragraph 17 of the Custodian Contract dated April 23, 1991 and in Article 8 of the Transfer Agency and Service Agreement dated April 23, 1991 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Fund and retaining one copy for your records.


LOOMIS SAYLES SHORT-TERM BOND FUND

By:  /s/ Charles J. Finlayson
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     Charles J. Finlayson, President

Agreed to this 31st day of July, 1992

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Theresa McGuire
   ----------------------------------
     Vice President